Trecora Resources Reports Fourth Quarter and Full Year 2017 Results

Fourth Quarter Revenue Increased 21.7% and Prime Product Volume Up 18.7% Year-over-Year

Fourth Quarter Net Income of $14.0 Million or $0.56 per diluted share

Fourth Quarter Adjusted EBITDA of $8.5 Million Increased 47.3% Year-over-Year

AMAK Delivered $0.9 Million in the Quarter

Management Changes Designed to Improve Operations and Organizational Effectiveness

Conference Call at 8:00 am ET Tomorrow, March 8

SUGAR LAND, Texas, March 7, 2018 /PRNewswire/ -- Trecora Resources (NYSE: TREC), a leading provider of high purity specialty hydrocarbons and waxes, today announced financial results for the fourth quarter and full year ended December 31, 2017.

"We delivered a solid quarter of financial results highlighted by the continued growth of prime product volume," said Simon Upfill-Brown, President and CEO. "Adjusted EBITDA increased 47.3% compared to the fourth quarter of 2016 as increased profits at SHR drove performance. In addition, AMAK delivered positive results in the quarter as a result of the efforts over the past year to upgrade the facilities and improve production operations.

"Although we delivered financially on a company level, Trecora Chemical (TC) results were significantly below expectations. Our new hydrogenation unit continued to struggle to consistently perform at design rates, and therefore custom processing revenues remain below target levels," Upfill-Brown continued. "The market demand for TC's custom processing capabilities and services remains strong with our customers supporting us as we work through the issues. Our full attention is on improving operations and organizational effectiveness.

"As a result, we have recently made changes to the organizational structure at TC. We created and filled a new position, Custom Processing Manager, to focus on custom processing operational improvements. We also streamlined management and empowered strong operational leaders with years of experience in custom processing and plant management to take responsibility for control of production. We believe these changes will ensure that TC is best positioned to realize the full benefits of recent capital projects in 2018 and beyond.

"As a part of this change, Peter Loggenberg, President of TC, is transitioning to a new, strategic role as Chief Sustainability Officer," said Upfill-Brown. "I would like to thank Peter for his contributions including his role in bringing the B Plant on line and his ongoing efforts to build strong and lasting customer relationships at TC. In his new role Peter will focus on business development and growth projects across all of our businesses.

"As reported on February 20, our Advanced Reformer unit at SHR, which was in the final construction and start-up phase, experienced a fire. While there were no injuries, the resulting damage to equipment has delayed the expected commissioning of the unit until third quarter 2018," added Upfill-Brown. "We are working closely with our insurance carrier and expect prompt reimbursement of repair costs above our $1 million deductible minimizing the impact to cash flow. This is a disappointing delay, but I remain confident in the team's ability to safely get the unit up and running and am encouraged by the business prospects of the Advanced Reformer.

"In light of recurring operational challenges, we are announcing today additional organizational changes designed to ensure we have the right expertise and oversight in place as we look to leverage our assets including recent capital projects." Upfill-Brown continued. "First, I will be assuming the role of Chief Operating Officer in addition to my current responsibilities as Chief Executive Officer. In addition, Nicholas Carter, currently our Chairman of the Board, will temporarily take on the responsibilities of Executive Chairman and will support me in driving performance through the end of 2018.

"Furthermore, we have eliminated the position of Vice President of Manufacturing, providing me direct oversight of our manufacturing processes.

"In total, we are confident these organizational changes will ensure the Company is well positioned to leverage our assets and realize the full benefits of recent capital projects in 2018 and beyond.

"We have described 2017 as a transition year, and while we experienced some setbacks and delays in certain capital projects, we withstood Hurricane Harvey with minimal damage due to the extraordinary efforts of our entire team. We believe the progress we have made across all facets of our business positions us for long-term growth and improved profitability in 2018," concluded Upfill-Brown.

Fourth Quarter 2017 Financial Results
Total revenue in the fourth quarter was 66.0 million, compared with $54.2 million in the fourth quarter of 2016, an increase of 21.7%. The increase in reported revenue was driven by a 24.3% increase in petrochemical sales volume and a 2.5% increase in the average sales price of petrochemical products compared with the fourth quarter of 2016. The higher average sales price was partially offset by a 14.6% year-over-year increase in the average per-gallon cost of petrochemical feedstock, which is the basis for the formula pricing for about 60% of the Company's petrochemical product sales. Since formula pricing is based upon prior month feedstock averages, sales price increases tend to lag higher feedstock costs resulting in lower profit margins in the period reported.

Gross profit in the fourth quarter was $10.0 million, or 15.1% of total revenues, compared with $7.7 million, or 14.1% of total revenues, in the fourth quarter of 2016. Operating income for the fourth quarter was $4.8 million, compared with operating income of $2.5 million for the fourth quarter of 2016.

Net income for the fourth quarter was $14.0 million, or $0.56 per diluted share, compared with a net loss of $0.8 million, or $(0.03) per diluted share, for the fourth quarter of 2016. Adjusted net income for the quarter was $3.0 million, or $0.12 per share1. Reported net income in the fourth quarter of 2017 reflected equity in earnings of AMAK of $0.9 million or an estimated $0.03 per diluted share on an after-tax basis along with a tax benefit from the Tax Cut and Jobs Act of approximately $10.3 million or an estimated $0.41 per diluted share as compared to equity in losses of AMAK of $3.7 million or an estimated after tax impact of $(0.10) per diluted share in the year-ago period.

Adjusted EBITDA in the quarter was $8.5 million, representing a 12.8% margin, compared with Adjusted EBITDA of $5.7 million, representing a 10.6% margin for the same period a year ago.

South Hampton Resources
Petrochemical volume in the fourth quarter was 22.8 million gallons, compared with 18.4 million gallons in the fourth quarter of 2016. Prime product volume in the fourth quarter of 2017 was 17.1 million gallons, compared with 14.4 million gallons in the fourth quarter of 2016. Byproduct volume increased 0.3% sequentially and 44.8% year-over-year, to 5.7 million gallons. These volumes are sold at lower margins than our prime products; however, fourth quarter 2017 by-product margins were higher compared to third quarter 2017 and fourth quarter of 2016.

International volume represented 22.7% of total petrochemical volume during the quarter, up from 17.3% sequentially and on par with 22.7% from the fourth quarter of 2016.

[1] Based on adjusted net income of $3.0 million and 25.2 million shares outstanding.

SHR SEGMENT INFORMATION*

	THREE MONTHS ENDED
	DECEMBER 31,
	2017	2016	% Change
Product sales	$56,176	$44,185	27%
Processing fees	1,788	1,997	(10%)
Net revenues	$57,964	$46,182	26%
Operating profit before depreciation and amortization	10,217	6,187	65%
Operating profit	8,591	4,572	88%
Profit before taxes	8,171	4,387	86%
Depreciation and amortization	1,626	1,615	1%
EBITDA	10,398	6,182	68%
Capital expenditures	$ 10,366	$ 6,136	69%

*Dollar amounts in thousands/rounding may apply

Trecora Chemical
TC generated revenues of $8.0 million, essentially unchanged from the fourth quarter of 2016. TC revenue included $5.2 million of wax product sales, down 9.1%, and $2.8 million of custom processing fees, up 22.5%, when compared with the fourth quarter of 2016. Demand for custom processing remains high, and despite some lingering production challenges with certain custom processing orders, we have retained all customer contracts and have implemented changes in people, process and procedures to ensure we deliver on customers' needs.

TC SEGMENT INFORMATION*

	THREE MONTHS ENDED
	DECEMBER 31,
	2017	2016	% Change
Product sales	$5,213	$5,734	(9%)
Processing fees	2,801	2,287	23%
Net revenues	$8,014	$8,021	0%
Operating profit (loss)before depreciation and amortization	(1,004)	278	(461%)
Operating loss	(2,360)	(693)	241%
Loss before taxes	(2,775)	(752)	269%
Depreciation and amortization	1,356	971	40%
EBITDA	(1,200)	219	(648%)
Capital expenditures	$ 1,968	$ 6,488	(70%)

*Dollar amounts in thousands/rounding may apply

Al Masane Al Kobra Mining Company (AMAK)
Trecora reported equity in earnings of AMAK of approximately $0.9 million during the fourth quarter of 2017.

2017 Full Year Results
For the year, Trecora generated total revenue of $245.1 million, compared with revenue of $212.4 million in the prior year.

Gross profit for 2017 was $41.6 million, compared with $39.9 million in 2016. The gross profit margin for the year was 17.0%, compared with 18.8% in 2016.

Net income for the full year of 2017 was $18.0 million, compared with $19.4 million in 2016. Diluted EPS was $0.72, compared with $0.78 in 2016. Net income in 2017 was negatively affected by equity in losses of AMAK of $4.3 million but positively impacted by the Tax Cuts and Jobs Act by $10.3 million for an estimated combined benefit of $0.28 per diluted share on an after-tax basis. In 2016, net income benefitted from a gain from additional equity issued by AMAK of $3.2 million and a bargain purchase gain on the acquisition of B Plant of $11.5 million offset by equity in losses for AMAK of $1.5 million for an estimated combined benefit of $0.34 per diluted share on an after-tax basis.

Adjusted EBITDA for the full year of 2017 was $31.7 million, compared with $31.0 million in 2016. Adjusted EBITDA margin was 12.9% in 2017, compared with 14.6% in 2016.

South Hampton Resources
Petrochemical volume in 2017 was 83.3 million gallons, compared with 76.4 million gallons in 2016. Prime product volume in 2017 was 64.0 million gallons, compared with 58.4 million gallons in 2016. Byproduct volume, which is sold at lower margins, was up 7.8% year-over-year to 19.4 million gallons.

SHR SEGMENT INFORMATION*

	YEAR ENDED
	DECEMBER 31,
	2017	2016	% Change
Product sales	$ 203,515	$ 173,262	18%
Processing fees	6,866	8,766	(22%)
Net revenues	210,381	182,028	16%
Operating profit before depreciation and amortization	36,511	31,885	15%
Operating profit	30,201	26,060	16%
Profit before taxes	27,852	24.084	16%
Depreciation and amortization	6,310	5,825	8%
EBITDA	36,705	31,886	15%
Capital expenditures	37,569	22,948	64%

*Dollar amount in thousands – rounding may apply

Trecora Chemical
TC generated revenues of $34.8 million, up 14.5% from $30.4 million in 2016.

We continued to see strong growth in wax sales both domestically and in export sales to Latin America and Europe and reported an increase in year to date wax sales volume of 4.4% compared to the same period a year ago. In 2016 processing fees included, for the last time, $1.7 million that were recognized for annual equipment non-use fees.

TC SEGMENT INFORMATION*

	YEAR ENDED
	DECEMBER 31,
	2017	2016	% Change
Product sales	$ 23,819	$ 20,319	17%
Processing fees	10,943	10,052	9%
Net revenues	34,762	30,371	15%
Operating profit before depreciation and amortization	(35)	3,044	(101%)
Operating loss	(4,624)	(864)	435%
Profit (loss) before taxes	(5,238)	10,675	(149%)
Depreciation and amortization	4,589	3,908	17%
EBITDA	(269)	14,583	(102%)
Adjusted EBITDA (excluding bargain purchase gain)	(269)	3,034	(109%)
Capital expenditures	14,015	17,547	(20%)

*Dollar amount in thousands – rounding may apply

"We have made a significant investment in plant assets that ensure Trecora Resources is well positioned to capitalize on the resurgence of the U.S. chemical market," said Upfill-Brown. "We believe our recent changes in people and processes should ensure we are well positioned to utilize these great assets to meet customer needs, with the goal of doubling our EBITDA run rate by 2022 and delivering strong returns to shareholders."

Earnings Call
Tomorrow's conference call and presentation slides will be simulcast live on the Internet, and can be accessed on the investor relations section of the Company's website at http://www.trecora.com or at http://public.viavid.com/index.php?id=128457. A replay of the call will also be available through the same link.

To participate via telephone, callers should dial in five to ten minutes prior to the 8:00 am Eastern start time; domestic callers (U.S. and Canada) should call 1-800-281-7973 or 1-323-794-2093 if calling internationally, using the conference ID 8902737. To listen to the playback, please call 1-844-512-2921 if calling within the United States or 1-412-317-6671 if calling internationally. Use pin number 8902737 for the replay.

Use of Non-GAAP Measures
The Company reports its financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). We believe certain financial measures, such as EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Net Income, which are non-GAAP measures, provide users of our financial statements with supplemental information that may be useful in evaluating our operating performance. We believe that such non-GAAP measures, when read in conjunction with our operating results presented under U.S. GAAP, can be used to better assess our performance from period to period and relative to performance of other companies in our industry, without regard to financing methods, historical cost basis or capital structure. Such non-GAAP measures should be considered as a supplement to, and not as a substitute for, financial measures prepared in accordance with U.S. GAAP.

These non-GAAP measures have been reconciled to the nearest GAAP measure in the tables below entitled Reconciliation of Selected GAAP Measures to Non-GAAP Measures.

Forward-Looking Statements
Statements in this press release that are not historical facts are forward looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon our belief, as well as assumptions made by and information currently available to us. Because such statements are based upon expectations as to future economic performance and are not statements of fact, actual results may differ from those projected. These risks, as well as others, are discussed in greater detail in Trecora Resources' filings with the Securities and Exchange Commission, including Trecora Resources' Annual Report on Form 10-K for the year ended December 31, 2016, and the Company's subsequent Quarterly Reports on Form 10-Q. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

About Trecora Resources (TREC)
TREC owns and operates a facility located in southeast Texas, just north of Beaumont, which specializes in high purity hydrocarbons and other petrochemical manufacturing. TREC also owns and operates a leading manufacturer of specialty polyethylene waxes and provider of custom processing services located in the heart of the Petrochemical complex in Pasadena, Texas. In addition, the Company is the original developer and a 33.4% owner of Al Masane Al Kobra Mining Co., a Saudi Arabian joint stock company.

Investor Relations Contact:
Jean Young
The Piacente Group
212-481-2050
trecora@tpg-ir.com

TRECORA RESOURCES AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2017	DECEMBER 31, 2016
	(unaudited)
ASSETS	(thousands of dollars)
Current Assets
Cash and cash equivalents	$ 3,028	$ 8,389
Trade receivables, net	25,779	22,193
Inventories	18,450	17,871
Prepaid expenses and other assets	4,424	3,511
Taxes receivable	5,584	3,983
Total current assets	57,265	55,947

Plant, pipeline and equipment, net	181,742	140,009

Goodwill	21,798	21,798
Other intangible assets, net	20,808	22,669
Investment in AMAK	45,125	49,386
Mineral properties in the United States	588	588
Other assets	-	87

TOTAL ASSETS	$ 327,326	$ 290,484
LIABILITIES
Current Liabilities
Accounts payable	$ 18,347	$ 13,306
Current portion of derivative instruments	-	58
Accrued liabilities	3,961	2,017
Current portion of post-retirement benefit	305	316
Current portion of long-term debt	8,061	10,145
Current portion of other liabilities	870	870
Total current liabilities	31,544	26,712

Long-term debt, net of current portion	91,021	73,107
Post-retirement benefit, net of current portion	897	897
Other liabilities, net of current portion	1,611	2,309
Deferred income taxes	17,242	23,083
Total liabilities	142,315	126,108

EQUITY
Common stockâ€‘authorized 40 million shares of $.10 par value; issued 24.5 million in 2017 and 2016 and outstanding 24.3 million and 24.2 million in 2017 and 2016, respectively	2,451	2,451
Additional paid-in capital	56,012	53,474
Common stock in treasury, at cost 0.2 million and 0.3 million shares in 2017 and 2016, respectively	(196)	(284)
Retained earnings	126,455	108,446
Total Trecora Resources Stockholders' Equity	184,722	164,087
Noncontrolling Interest	289	289
Total equity	185,011	164,376

TOTAL LIABILITIES AND EQUITY	$ 327,326	$ 290,484

TRECORA RESOURCES AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	UNAUDITED THREE MONTHS ENDED		YEAR ENDED
	DECEMBER 31,		DECEMBER 31,
	2017	2016	2017	2016
			(unaudited)
	(thousands of dollars)
REVENUES
Petrochemical and Product Sales	$ 61,389	$ 49,919	$ 227,334	$ 193,581
Processing Fees	4,589	4,284	17,809	18,818
	65,978	54,203	245,143	212,399

OPERATING COSTS AND EXPENSES
Cost of Sales and Processing(including depreciation and amortization of $2,778, $2,396, $10,089, and $9,016 , respectively)	56,012	46,551	203,582	172,497

GROSS PROFIT	9,966	7,652	41,561	39,902

GENERAL AND ADMINISTRATIVE EXPENSES
General and Administrative	4,966	4,909	22,587	20,434
Depreciation	217	205	872	761
	5,183	5,114	23,459	21,195

OPERATING INCOME	4,783	2,538	18,102	18,707

OTHER INCOME (EXPENSE)
Interest Expense	(822)	(182)	(2,931)	(1,985)
Bargain Purchase Gain from Acquisition	-	-	-	11,549
Equity in Earnings (Losses) of AMAK	900	(3,740)	(4,261)	(1,479)
Gain from Additional Equity Issuance by AMAK	-	-	-	3,168
Miscellaneous Expense	(18)	(66)	(60)	(28)
	60	(3,988)	(7,252)	11,225

INCOME (LOSS) BEFORE INCOME TAXES	4,843	(1,450)	10,850	29,932

INCOME TAX (EXPENSE) BENEFIT	9,129	603	7,159	(10,504)

NET INCOME (LOSS)	13,972	(847)	18,009	19,428

NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	--	--	--	--

NET INCOME (LOSS) ATTRIBUTABLE TO TRECORA RESOURCES	$ 13,972	$ (847)	$ 18,009	$ 19,428

Basic Earnings per Common Share
Net Income (Loss) Attributable to Trecora Resources (dollars)	$ 0.58	$ (0.04)	$ 0.74	$ 0.80

Basic Weighted Average Number of Common Shares Outstanding	24,308	24,223	24,294	24,284

Diluted Earnings per Common Share
Net Income (Loss) Attributable to Trecora Resources (dollars)	$ 0.56	$ (0.03)	$ 0.72	$ 0.78

Diluted Weighted Average Number of Common Shares Outstanding	25,202	25,039	25,129	24,982

TRECORA RESOURCES AND SUBSIDIARIES
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES(1)

Adjusted EBITDA Margin
(rounding may apply)

	THREE MONTHS ENDED 12/31/17				THREE MONTHS ENDED 12/31/16
	TC	SHR	CORP	TREC	TC	SHR	CORP	TREC
NET INCOME (LOSS)	$(2,775)	$17,755	$(1,008)	$13,972	$(752)	$2,752	$(2,847)	$(847)
Interest	219	601	2	822	-	180	2	182
Taxes	-	(9,584)	455	(9,129)	-	1,635	(2,238)	(603)
Depreciation and amortization	22	182	13	217	20	170	15	205
Depreciation and amortization in cost of sales	1,334	1,444	-	2,778	951	1,445	-	2,396
EBITDA	(1,200)	10,398	(538)	8,660	219	6,182	(5,068)	1,333
Share based compensation	-	-	702	702	-	-	670	670
Equity in (earnings) losses of AMAK	-	-	(900)	(900)	-	-	3,740	3,740
Adjusted EBITDA	$(1,200)	$10,398	$(736)	$8,462	$219	$6,182	$(658)	$5,743

Revenue	8,014	57,964		65,978	8,021	46,182		54,203
Adjusted EBITDA Margin	(15.0%)	17.9%		12.8%	2.7%	13.4%		10.6%
(adjusted EBITDA/revenue)
	TWELVE MONTHS ENDED 12/31/17				TWELVE MONTHS ENDED 12/31/16
	TC	SHR	CORP	TREC	TC	SHR	CORP	TREC
NET INCOME (LOSS)	$(5,308)	$31,751	$(8,434)	$18,009	$6,634	$16,005	$(3,211)	$19,428
Interest	450	2,474	7	2,931	-	1,977	8	1,985
Taxes	-	(3,830)	(3,329)	(7,159)	4,041	8,078	(1,615)	10,504
Depreciation and amortization	86	724	62	872	80	638	43	761
Depreciation and amortization in cost of sales	4,503	5,586	-	10,089	3,828	5,188	-	9,016
EBITDA	(269)	36,705	(11,694)	24,742	14,583	31,886	(4,775)	41,694
Share based compensation	-	-	2,707	2,707	-	-	2,552	2,552
Bargain purchase gain	-	-	-	-	(11,549)	-	-	(11,549)
Gain from additional equity issuance by AMAK	-	-	-	-	-	-	(3,168)	(3,168)
Equity in losses of AMAK	-	-	4,261	4,261	-	-	1,479	1,479
Adjusted EBITDA	$(269)	$36,705	$(4,726)	$31,710	$3,034	$31,886	$(3,912)	$31,008

Revenue	34,763	210,380		245,143	30,371	182,028		212,399
Adjusted EBITDA Margin	(0.8%)	17.4%		12.9%	10.0%	17.5%		14.6%
(adjusted EBITDA/revenue)

Adjusted Net Income and Estimated EPS Impact
(rounding may apply)

	Three months ended		Year ended
	12/31/2017	12/31/2016	12/31/2017	12/31/2016
NET INCOME (LOSS)	$13,972	$(847)	$18,009	$19,428

Bargain purchase gain	$0	$0	$0	($11,549)
Equity in (earnings) losses of AMAK	($900)	$3,740	$4,261	$1,479
Gain on additional equity issuance by AMAK	-	-	-	($3,168)
Taxes at statutory rate*	$189	($1,309)	($895)	$4,633
Tax effected equity in AMAK, gain on additional equity issuance by AMAK and bargain purchase gain	($711)	$2,431	$3,366	($8,605)
Tax benefit of rate change from Tax Cuts and Jobs Act	($10,307)	-	($10,307)	-
Adjusted Net Income	$2,954	$1,584	$11,068	$10,823
Diluted weighted average number of shares	25,202	25,039	25,129	24,982
Estimated effect on diluted EPS (tax effected equity in AMAK, gain on additional equity issuance by AMAK, bargain purchase gain and tax benefit from Tax Cuts and Jobs Act/diluted weighted average number of shares)	$0.44	($0.10)	$0.28	$0.34

*The Company used a statutory rate of 35% for 2016. For 2017 the Company does not estimate current taxable income and used a statutory rate of 21% based on the enacted tax rate on December 22, 2017.

(1)This press release includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.